Exhibit 99.01

Contacts:	Investors	Media
	Bob Lawson	Holly Perez
	Intuit Inc.	Intuit Inc.
	650-944-6165	650-944-6482
	robert_lawson@intuit.com	holly_perez@intuit.com
Intuit Names Edward A. Kangas and
Suzanne Nora Johnson to Board of Directors
MOUNTAIN VIEW, Calif. — June 11, 2007 — Intuit Inc. (Nasdaq: INTU) today announced the appointment of Edward A. Kangas, chairman of Tenet Healthcare, and Suzanne Nora Johnson, former vice chairman of The Goldman Sachs Group, to its board of directors. The appointments, which become effective in July, will bring the total number of Intuit board members to 11.
          Kangas, 62, previously served as global chairman and chief executive officer of Deloitte, where he designed and led the integration of a worldwide firm that today has revenue of $23 billion and more than 150,000 employees in 100 countries. His current board participation spans the health care, technology and real estate industries. He holds a bachelor’s and master’s degree in business from the University of Kansas. Kangas is expected to serve as a member of Intuit’s Compensation and Organizational Development Committee.
          With more than two decades with The Goldman Sachs Group, Nora Johnson, 49, has served as the firm’s chairman of the global markets institute, head of the global investments research division, senior director and member of the firm’s management committee. Her board affiliations include the Brookings Institution, Carnegie Institution of Washington, American Red Cross, RAND Health and the Markle Foundation. Nora Johnson, who ranked on Forbes’ list of “The World’s 100 Most Powerful Women” for 2006, earned a bachelor’s degree from the University of Southern California and a juris doctor from Harvard Law School. She is expected to serve as a member of Intuit’s Audit Committee.
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Intuit Board of Directors

          “As we expand into the areas of online banking and health care to better serve our customers’ needs, Edward Kangas and Suzanne Nora Johnson offer a wealth of experience, passion and perspective that will help further Intuit’s success,” said Intuit Chairman Bill Campbell.
          About Intuit Inc.
          Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax® software, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation software suites for professional accountants. The company’s financial institutions division, anchored by Digital Insight, provides on-demand banking services to help banks and credit unions serve businesses and consumers with innovative solutions.
          Founded in 1983, Intuit had annual revenue of $2.3 billion in its fiscal year 2006. The company has more than 8,100 employees with major offices in the United States, Canada, the United Kingdom and other locations. More information can be found at www.intuit.com.